EXHIBIT 99.3

AIRCASTLE LIMITED

OFFER TO EXCHANGE

$150 MILLION AGGREGATE PRINCIPAL AMOUNT OF 9.75% SENIOR NOTES DUE 2018

(CUSIP NOS. 00928Q AC5 AND G0129K AB0)

FOR

$150 MILLION AGGREGATE PRINCIPAL AMOUNT OF 9.75% SENIOR NOTES DUE 2018

(CUSIP NO. 00928Q AB7)

THAT HAVE BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED,

PURSUANT TO THE PROSPECTUS

DATED APRIL     , 2012

April     , 2012

To Brokers, Dealers, Commercial Banks,

Trust Companies and Other Nominees:

Aircastle Limited (“Aircastle”) is offering, upon and subject to the terms and conditions set forth in the prospectus dated April     , 2012 (the “Prospectus”), and the enclosed letter of transmittal (the “Letter of Transmittal”), to exchange (the “Exchange Offer”) an aggregate principal amount of up to $150,000,000 of its 9.75% Senior Notes due 2018, which have been registered under the Securities Act of 1933, as amended, (individually a “New Note” and collectively, the “New Notes”), for a like principal amount at maturity of Aircastle’s issued and outstanding 9.75% Senior Notes due 2018 (individually an “Old Note” and collectively, the “Old Notes”). The Exchange Offer is being made in order to satisfy certain obligations of Aircastle contained in the Registration Rights Agreement, dated as of December 14, 2011, by and between Aircastle and Citigroup Global Markets Inc. as the initial purchaser referred to therein. Capitalized terms not defined herein shall have the respective meanings ascribed to them in the Prospectus.

We are requesting that you contact your clients for whom you hold Old Notes regarding the Exchange Offer. For your information and for forwarding to your clients for whom you hold Old Notes registered in your name or in the name of your nominee, or who hold Old Notes registered in their own names, we are enclosing the following documents:

1.	Prospectus dated April , 2012;

2.	The Letter of Transmittal for your use and for the information of your clients; and

3.	A form of letter which may be sent to your clients for whose account you hold Old Notes registered in your name or the name of your nominee, with space provided for obtaining such clients’ instructions with regard to the Exchange Offer.

Your prompt action is requested. The Exchange Offer will expire at 9:00 a.m., New York City time, on                     , 2012 unless extended by Aircastle (the “Expiration Date”). Old Notes tendered pursuant to the Exchange Offer may be withdrawn (in accordance with the procedures set forth in the prospectus) at any time before the Expiration Date.

To participate in the Exchange Offer, a duly executed and properly completed Letter of Transmittal (or facsimile thereof or Agent’s Message in lieu thereof), with any required signature guarantees and any other required documents, should be sent to the Exchange Agent and certificates representing the Old Notes, or a timely Book-Entry confirmation of such Old Notes into the Exchange Agent’s account at The Depository Trust Company, should be delivered to the Exchange Agent, all in accordance with the instructions set forth in the Letter of Transmittal and the Prospectus.

Aircastle will, upon request, reimburse brokers, dealers, commercial banks and trust companies for reasonable and necessary costs and expenses incurred by them in forwarding the Prospectus and the related documents to the beneficial owners of Old Notes held by them as nominee or in a fiduciary capacity. Aircastle will pay or cause to be paid all transfer taxes applicable to the exchange of Old Notes pursuant to the Exchange Offer, except as otherwise provided in the Prospectus and the instructions to the Letter of Transmittal.

Any inquiry you may have with respect to the Exchange Offer, or requests for additional copies of the enclosed materials, should be directed to Wells Fargo Bank, National Association, the Exchange Agent for the Exchange Offer, at its address and telephone number set forth in the Prospectus under the caption “The Exchange Offer—The Exchange Agent.”

Very truly yours,

AIRCASTLE LIMITED

NOTHING HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU OR ANY PERSON AS AN AGENT OF AIRCASTLE OR THE EXCHANGE AGENT, OR AUTHORIZE YOU OR ANY OTHER PERSON TO USE ANY DOCUMENT OR MAKE ANY STATEMENTS ON BEHALF OF EITHER OF THEM WITH RESPECT TO THE EXCHANGE OFFER, EXCEPT FOR STATEMENTS EXPRESSLY MADE IN THE PROSPECTUS.

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